================================================================================






                          AGREEMENT AND PLAN OF MERGER



                   DATED AS OF THE 18th DAY OF SEPTEMBER, 1997



                                  BY AND AMONG



                         NORTH CENTRAL BANCSHARES, INC.,



                    FIRST FEDERAL SAVINGS BANK OF FORT DODGE

                                       AND



                             VALLEY FINANCIAL CORP.







================================================================================

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----

INTRODUCTORY STATEMENT.......................................................-1-

ARTICLE I:  THE MERGER.......................................................-1-

     Section 1.01 Structure of the Merger....................................-1-
     Section 1.02 Bank Merger................................................-2-
     Section 1.03 Effect on Outstanding Shares...............................-2-
     Section 1.04 Exchange Procedures........................................-3-
     Section 1.05 Dissenters' Rights.........................................-5-

ARTICLE II: REPRESENTATIONS AND WARRANTIES...................................-5-

     Section 2.01 Disclosure Letter..........................................-5-
     Section 2.02 Standards..................................................-5-
     Section 2.03 Representations and Warranties of the Company..............-6-
     Section 2.04 Representations and Warranties of the Purchaser...........-21-

ARTICLE III:  CONDUCT PENDING THE MERGER....................................-23-

     Section 3.01 Conduct of the Company's Business Prior to the
                    Effective Time..........................................-23-
     Section 3.02 Conduct of the Purchaser's and the Purchaser Bank's
                    Business Prior to the Effective Time....................-27-
     Section 3.03 Cooperation...............................................-27-

ARTICLE IV:  COVENANTS......................................................-27-

     Section 4.01 Acquisition Proposals.....................................-27-
     Section 4.02 Certain Policies of the Company...........................-28-
     Section 4.03 Employees and Directors...................................-29-
     Section 4.04 Access and Information....................................-30-
     Section 4.05 Certain Filings, Consents and Arrangements................-30-
     Section 4.06 Antitakeover Provisions...................................-31-
     Section 4.07 Additional Agreements.....................................-31-
     Section 4.08 Publicity.................................................-31-
     Section 4.09 Stockholders' Meeting/Action by Written Consent...........-31-
     Section 4.10 Proxy/Information Statement...............................-31-
     Section 4.11 Notification of Certain Matters...........................-32-
     Section 4.12 Advisory Board............................................-32-
     Section 4.13 Pledged Securities........................................-32-

ARTICLE V:  CONDITION TO CONSUMMATION.......................................-33-

     Section 5.01 Conditions to Each Party's Obligations....................-33-
     Section 5.02 Conditions to the Obligations of the Purchaser Under
                    this Agreement..........................................-34-
     Section 5.03 Conditions to the Obligations of the Company..............-35-

ARTICLE VI:  TERMINATION....................................................-35-

     Section 6.01 Termination...............................................-35-
     Section 6.02 Effect of Termination.....................................-36-

ARTICLE VII:  CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME....................-37-

     Section 7.01 Effective Date and Effective Time.........................-37-
     Section 7.02 Deliveries at the Closing.................................-37-

ARTICLE VIII:  OTHER MATTERS................................................-37-

     Section 8.01 Certain Definitions; Interpretation.......................-37-
     Section 8.02 Non-Survival of Representations and Warranties............-38-
     Section 8.03 Waiver; Amendment.........................................-38-
     Section 8.04 Counterparts..............................................-38-
     Section 8.05 Governing Law.............................................-38-
     Section 8.06 Expenses..................................................-38-
     Section 8.07 Notices...................................................-38-
     Section 8.08 Entire Agreement; Etc.....................................-40-
     Section 8.09 Assignment................................................-40-

         This is an AGREEMENT AND PLAN OF MERGER, dated as of the 18th day of September, 1997 (this "Agreement"), by and among North Central Bancshares, Inc., an Iowa corporation (the "Purchaser"), First Federal Savings Bank of Fort Dodge, a federally chartered savings bank and a wholly owned subsidiary of the Purchaser (the "Purchaser Bank") and Valley Financial Corp., an Iowa corporation (the "Company") and parent company of Valley Savings Bank, FSB, a federally chartered stock savings bank (the "Company Bank").

                             INTRODUCTORY STATEMENT

         The boards of directors of the Purchaser, Purchaser Bank and the Company have approved, and deem it advisable and in the best interests of their respective companies and their stockholders or members (as applicable) to consummate, the business combination transaction provided for herein.

         The Purchaser and the Company desire to make certain representations, warranties and agreements in connection with the business combination transaction provided for herein and to prescribe various conditions to such transaction.

         In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01 STRUCTURE OF THE MERGER. The Purchaser will cause an Iowa corporation to be organized as a wholly owned special purpose subsidiary of the Purchaser Bank ("Merger Sub"). On the Effective Date (as defined in Section 7.01), Merger Sub will merge (the "Merger") with and into the Company, with the Company being the surviving entity (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the Iowa Business Corporation Act ("IBCA") and pursuant to the terms and conditions of an agreement and plan of merger to be entered into between Merger Sub and the Company in the form attached hereto as Annex A. The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall continue to be governed by the laws of the State of Iowa and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time (as defined in Section 7.01), the articles of incorporation and bylaws of the Company shall be amended in their entirety to conform to the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and shall become the articles of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.

         SECTION 1.02 BANK MERGER. Immediately after the Merger, the Board of Directors of the Surviving Corporation shall adopt a plan of dissolution (which shall be a plan of complete liquidation and dissolution of the Surviving Corporation for purposes of Section 332(a) and 337(a) of the Internal Revenue Code of 1986, as amended (the "Code")) and shall cause articles of dissolution authorized in accordance with Section 490.1403 of the IBCA to be filed with the Secretary of State of the State of Iowa. Upon the certificate of dissolution becoming effective, the Purchaser Bank and the Company Bank shall enter into a plan of merger in the form attached hereto as Annex B (which shall be a plan of complete liquidation and dissolution of the Company for purposes of Sections 332(a) and 337(a) of the Code) pursuant to which the Company Bank will be merged with and into the Purchaser Bank pursuant to and with the effect set forth in the OTS Regulations (the "Bank Merger"). The documentation relating to the Bank Merger shall provide that the directors of the Purchaser Bank as the surviving entity of the Bank Merger shall be all of the respective directors of the Purchaser Bank immediately prior to such merger.

         SECTION 1.03 EFFECT ON OUTSTANDING SHARES. (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the common stock of the Company, par value $1.00 per share (the "Company Common Stock"), issued and outstanding at the Effective Time (other than (i) shares the holder of which (the "Dissenting Stockholder") pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares"),
(ii) shares held directly or indirectly by the Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), and
(iii) shares held as treasury stock of the Company) shall become and be converted into the right to receive an amount (the "Merger Consideration") equal to the sum of (x) $525.00 in cash without interest (the "Base Amount") and (y) in the event the Merger is not consummated on or before February 1, 1998, an amount equal to the product of (I) the Base Amount, multiplied by (II) a fraction, the numerator of which is (A) the number of days from but excluding February 1, 1998 up to and including the Closing Date (as defined in Section 7.01) multiplied by .06, and the denominator of which is (B) 365. As of the Effective Time, each share of Company Common Stock held directly or indirectly by the Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and shares held as treasury stock of the Company shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

         (b) The shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

         SECTION 1.04 EXCHANGE PROCEDURES. (a) At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of Company Common Stock (except as specifically set forth in Section 1.03) shall represent only the right to receive the Merger Consideration in cash without interest.

         (b) As of the Effective Time, the Purchaser shall deposit, or shall cause to be deposited with a bank or trust company selected by the Purchaser to act as exchange agent (the "Exchange Agent") pursuant to the terms of an agreement (the "Exchange Agent Agreement") in form and substance mutually satisfactory to the parties hereto, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 1.04, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid pursuant to Section 1.03.

         (c) Within two (2) business days after the receipt of the approvals of the regulatory or governmental authorities described in Section 5.02(b) hereof, the Purchaser shall cause the Exchange Agent to forward by first class mail to each holder of record as of the date that such approvals are received (the "Record Date") of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as the Purchaser may reasonably determine; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Risk of loss and title to the Certificates shall pass at the Effective Time with respect to those Certificates properly delivered to the Exchange Agent prior thereto and, with respect to those Certificates properly delivered to the Exchange Agent after the Effective Time, risk of loss and title shall pass only upon such delivery. Any Certificate or Certificates surrendered pursuant to this provision shall be held by the Exchange Agent pursuant to the Exchange Agent Agreement. Until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, any surrender of a Certificate or Certificates shall be irrevocable. On the Effective Date, each shareholder of the Purchaser that has properly surrendered a Certificate or Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, shall be entitled to receive in exchange therefor a check drawn on a financial institution authorized to conduct business in Iowa as a bank or savings association, payable in immediately available U.S. funds in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock represented by the Certificate or Certificates surrendered pursuant to the provisions hereof, and the Certificate or Certificates so surrendered shall forthwith be canceled. As to all other shareholders, if all required documentation is received by the Exchange Agent within sixty (60) days after the Effective Time, the Purchaser shall direct the Exchange Agent to make payment of the Merger Consideration with respect to the Certificates so surrendered on the next business day after the receipt of all required documentation. If all required documentation is received by the Exchange Agent later than sixty (60) days after the Effective Time, the Purchaser shall direct the Exchange Agent to make payment of the Merger Consideration with respect to the Certificates so surrendered with reasonable promptness after receipt of all required documentation. No interest will be paid or accrued on the Merger Consideration after the Effective Time. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company prior to the Effective Date, a check for the Merger Consideration may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of the Purchaser and the Exchange Agent, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

         (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Purchaser or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.04.

         (e) Any portion of the aggregate Merger Consideration or the proceeds of any investments thereof that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid by the Exchange Agent to the Purchaser. Any stockholders of the Company who have not theretofore complied with this Section 1.04 shall thereafter look only to the Purchaser for payment of their Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Purchaser (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of the Purchaser, the Surviving Bank, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         SECTION 1.05 DISSENTERS' RIGHTS. Any Dissenting Stockholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in Section 490.1301 et. seq. of the IBCA, shall not be entitled to the Merger Consideration, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under Section 490.1301 et. seq. of the IBCA, and shall be entitled to receive only the payment to the extent provided for by Section
490.1301 et. seq. of the IBCA with respect to such Dissenters' Shares. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by such Dissenting Stockholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to
Section 1.03.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         SECTION 2.01 DISCLOSURE LETTER. On or prior to the date hereof, the Company has delivered to the Purchaser a letter (its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of its covenants, representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.03(h); PROVIDED, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a covenant, representation or warranty (it being understood that items to be set forth in response to Sections 2.03(n) (the first sentence only) and 2.03(s)(iii) and are intended as informational disclosures and not to constitute exceptions to the applicable representation or warranty) if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.02, and (b) the mere inclusion of a fact, circumstance or event in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.02(b)).

         SECTION 2.02 STANDARDS. (a) No representation or warranty of Company or Purchaser contained in Section 2.03 or 2.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 2.03 or 2.04, as applicable, there is reasonably likely to exist a Material Adverse Effect. The Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the Purchaser.

                  (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which (A) is material and adverse to the business, financial condition, results of operations or prospects of the Company or the Purchaser, as the context may dictate, and its subsidiaries taken as a whole, or (B) adversely affects the ability of the Company or the Purchaser, as the context may dictate, to perform its material obligations hereunder or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby or (ii) the failure of a representation or warranty contained in any of the following Sections to be true and correct: 2.03(a)(i) and (ii), 2.03(b), 2.03(c), 2.03(d), the last sentence of 2.03(f), 2.03(g)(i),
2.03(h), 2.03(q), 2.03(v), 2.03(y), 2.04(a), 2.04(b), 2.04(g) and 2.04(h).

         SECTION 2.03 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Subject to Sections 2.01 and 2.02, the Company represents and warrants to the Purchaser that, except as specifically disclosed in the Disclosure Letter of the Company:

         (a) ORGANIZATION. (i) The Company is a corporation duly organized and validly existing under the laws of the State of Iowa, and is a savings and loan holding company duly registered with the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act of 1933, as amended ("HOLA"). The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company owns beneficially and of record all of the shares of capital stock of the Company Bank, except as listed in the Disclosure Letter.

                  (ii) The Company Bank is a stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Each Subsidiary (as defined below) of the Company (other than the Company Bank) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the State of Iowa. Each of the Company Bank and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party, and with respect to the Company includes only the Company Bank, Hearthstone Mortgage Company, Inc. and Valley Services, Inc.

                  (iii) The Company and each Subsidiary of the Company is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                  (iv) Except for the Subsidiaries of the Company, there are no entities (whether corporations, partnerships, or similar organizations) in which the Company owns, directly or indirectly, 10% or more of the ownership interests as of the date of this Agreement. All of the

Subsidiaries are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. The Company owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of the Company (other than the Company Bank) is an "insured depositary institution" as defined in the Federal Deposit Insurance Act, as amended (the "FDIA"), and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries (including the Company Bank) held by the Company or by another Subsidiary of the Company are fully paid, nonassessable and not subject to any preemptive rights and are owned by the Company or a Subsidiary of the Company free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

         (b) CAPITAL STRUCTURE. (i) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock. As of the date of this
Agreement: (A) 28,050 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Common Stock were reserved for issuance and (C) 3,850 shares of Company Common Stock were held by the Company in its treasury. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by the Company in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

         The authorized capital stock of the Company Bank consists of 5,000,000 shares of common stock, par value $1.00 per share (the "Company Bank Common Stock"), of which 1,500,000 shares are issued and outstanding, and none is held in the Company Bank's treasury.

                  (ii) As of the date of this Agreement, except for this Agreement, neither the Company nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

         (c) AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by the stockholders of the Company, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

         (d) STOCKHOLDER APPROVALS. As to the Company and its Subsidiaries, the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement is the only stockholder vote required for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby.

         (e) NO VIOLATIONS. Subject to approval of this Agreement by the Company's stockholders, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, constitute (i) a breach or violation of, or a default under, any law, including any Environmental Law (as defined in Section 2.03(r)), rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any Subsidiary of the Company or to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of the Company or any Subsidiary of the Company or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any Subsidiary of the Company under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any Subsidiary of the Company is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than
(i) the required approvals, consents and waivers referred to in Section 5.01(b) and (ii) the approval of the stockholders of the Company referred to in Section 2.03(d).

         (f) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the HOLA, the Bank Merger Act, as amended, the FDIA, the rules and regulations of the OTS, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by the Company of the Merger or the Bank Merger or the other transactions contemplated by this Merger Agreement. The Company knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.03(f) or in Section 4.13 should not be obtained without the imposition of any material condition or restriction.

         (g) REPORTS. (i) As of their respective dates, neither the Company's Audited Financial Report for the fiscal year ended December 31, 1996, nor any other financial report provided to the stockholders or board of directors of the Company subsequent to December 31, 1996 each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the corporate records of the Company (collectively, the "Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets contained or incorporated by reference in the Company's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in its Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                  (ii) The Company and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1994 with (A) the OTS, (B) the Federal Deposit Insurance Corporation (the "FDIC"), (C) any state banking commission or other regulatory authority ("State Regulator") (collectively, the "Regulatory Agencies"), (D) the SEC, and (E) the National Association of Securities Dealers, Inc., and (F) any other self-regulatory organization, and have paid all fees and assessments due and payable in connection therewith.

         (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company's Reports filed since December 31, 1996 and prior to the date of this Agreement, true and complete copies of which have been provided by the Company to the Purchaser, (i) the Company and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company.

         (i) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and all other taxes required to be paid by Company or any of its Subsidiaries, have been paid in full or adequate provision has been made for any such taxes on the Company's balance sheet (in accordance with generally accepted accounting principles). For purposes of this Section 2.03(i), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of the Company or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on the Company's balance sheet (in accordance with generally accepted accounting principles). The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. The Company and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

         (j) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against the Company or any of its Subsidiaries and, to the best of the Company's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

         (k) ABSENCE OF REGULATORY ACTIONS. Neither the Company nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking.

         (l) AGREEMENTS. (i) Except for arrangements made in the ordinary course of business, the Company and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities Act) to be performed after the date hereof. Except as disclosed in the Company's Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on thirty (30) days' or less notice, (B) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than sixty
(60) days or for the payment of in excess of $10,000 per annum, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required bylaw or any regulatory agency).

                  (ii) Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision, and is not aware of any fact or circumstance that has been or could be alleged to constitute a default or violation, of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

                  (iii) To the best knowledge of the Company, the Company and each of its Subsidiaries owns or possesses valid and binding license and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of the Company and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

         (m) LABOR MATTERS. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of the Company aware of any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or threatened. The Company and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

         (n) EMPLOYEE BENEFIT PLANS. The Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any current or former directors, officers, or other employees of the Company or any of its Subsidiaries (hereinafter referred to collectively as the "Employee Plans"). All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither the Company nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code.) No liability, to the Pension Benefit Guaranty Corporation or otherwise, has been or is expected by the Company or any of its Subsidiaries to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by the Company or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof. Neither the Company nor any Subsidiary of the Company has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither the Company, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each Employee Plan of the Company or of any of its Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") and the Company and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all material respects and any assets of any such Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan. There has been no announcement or commitment by the Company or any Subsidiary of the Company to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan; and the Company and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Employee Plan that cannot be amended or terminated upon no more than sixty
(60) days' notice without incurring any liability thereunder. With respect to the Company or any of its Subsidiaries, except as specifically identified in the Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Company or any Subsidiary of the Company to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan other than a Pension Plan, or accelerate the time of payment or vesting of any such benefit. With respect to each Employee Plan, the Company has supplied to the Purchaser a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent plan years, (B) such Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description and material employee communication for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

         (o) TITLE TO ASSETS. The Company and each of its Subsidiaries has good and marketable title to its properties and assets other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which the Company or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of the Company and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries.

         (p) COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of the Company, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of the Company have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The business of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule or decree approval of any Governmental Entity.

         (q) FEES. Other than financial advisory services performed for the Company by Holder and Associates, pursuant to an agreement, true and complete copies of which have been previously delivered to the Purchaser, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Subsidiary of the Company, in connection with the Agreement or the transactions contemplated hereby. The Company shall not be liable for any financial services advisory fees incurred by the Purchaser.

         (r) ENVIRONMENTAL MATTERS. (i) With respect to the Company and each of its Subsidiaries:

                           (A) Each of the Company and its Subsidiaries, the Participation Facilities, and the Loan Properties (each as defined below) are, and have been, in substantial compliance with all Environmental Laws (as defined below);

                           (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or board or other forum against it or any of its Subsidiaries or any current or former Participation Facility (as defined in Section 2.03(r)(ii)) (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release (defined below) into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

                           (C) To the Company's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (as defined in Section 2.03(r)(ii)) (or the Company or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                           (D) To the Company's knowledge, there is no reasonable basis for any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 2.03(r)(i)(B) or (C);

                           (E) To the Company's knowledge, the properties currently or formerly owned or operated by the Company or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than in compliance with applicable Environmental Law; PROVIDED, HOWEVER, that with respect to properties formerly owned or operated by the Company or any of its Subsidiaries, such representation is limited to the period the Company or any such Subsidiary owned or operated such properties;

                           (F) None of the Company or any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party relating to Hazardous Materials or Remediation (defined below) thereof or indicating that it may be in violation of, or liable under, any Environmental Law, other environmental conditions in connection with the Loan Properties, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing;

                           (G) To the Company's knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property which are or have been in the ownership of the Company or any of its Subsidiaries; PROVIDED, HOWEVER, that with respect to properties formerly owned or operated by the Company or any of its Subsidiaries, such representation is limited to the period the Company or any such Subsidiary owned or operated such properties;

                           (H) To the Company's knowledge, during the period of
         (l) the Company or any of its Subsidiaries' ownership or operation of any of their respective current or formerly owned properties, (m) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (n) its or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no Release and there is currently no threatened Release of Hazardous Material in, on, under, affecting or migrating to such properties; PROVIDED, HOWEVER, that with respect to properties formerly owned or operated by the Company or any of its Subsidiaries, such representation is limited to the period the Company or any such Subsidiary owned or operated such properties. To the Company's knowledge, prior to the period of (x) the Company's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) the Company's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no Release of Hazardous Material in, on, under, affecting or migrating to any such property, Participation Facility or Loan Property.

                  (ii) The following definitions apply for purposes of this
Section 2.03(r): (u) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property and is limited to those properties securing loans identified in the Disclosure Letter as "foreclosed loans," "impaired loans" or "non-performing loans", (v) "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (w) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect, including all current Environmental Laws, regulations and the like addressing similar issues. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and

Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect, (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material and (iii) any present federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Loan Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Loan Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Loan Property; (x) "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, extremely hazardous wastes, or words of similar meanings or regulatory effect under any present Environmental Laws, including, but not limited to, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl, flammables and explosives;
(y) "Release" of any Hazardous Material includes, but is not limited to, any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials; and (z) "Remediation" includes, but is not limited to, any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release of Hazardous Materials, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Materials.

         (s) LOAN PORTFOLIO; ALLOWANCE; ASSET QUALITY. (i) With respect to each loan owned by the Company or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of the Company:

                  (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                  (B) neither the Company nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                  (C) the Company or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Company or its Subsidiary's applicable participation interest, as applicable);

                  (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                  (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan;

                  (F) there is no litigation or proceeding pending or threatened, relating to the property which serves as security for a Loan that would have a material adverse effect upon the related Loan;

                  (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable and the interest in such Loan of the Company or its Subsidiaries created by such participation would not be a part of the insolvency estate of the Loan originator or other third party upon the insolvency thereof; and

                  (H) each Loan secured by a mortgage on residential property (except for construction loans) was originated by a bank, thrift, other HUD-approved lender, licensed mortgage broker or insurance company.

                  (ii) The allowance for possible losses reflected in the Company's audited statement of condition at December 31, 1996 was, and the allowance for possible losses shown on the balance sheets in its Reports for periods ending after December 31, 1996 have been and will be, adequate, as of the dates thereof, under generally accepted accounting principles applicable to federal savings banks and federal savings and loan holding companies consistently applied.

                  (iii) The Disclosure Letter sets forth, as of the date of this Agreement, by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Company and its Subsidiaries that have been classified by any officer of the Company Bank responsible for loan review or by any bank examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and the Company and its Subsidiaries shall promptly after the end of any month inform the Purchaser of any such classification arrived at any time after the date hereof. The Other Real Estate Owned ("OREO") included in any non-performing assets of the Company or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value based on current independent appraisals or current management appraisals; PROVIDED, HOWEVER, that "current" shall mean within the past 12 months.

         (t) DEPOSITS. None of the deposits of the Company or any of its Subsidiaries is a "brokered" deposit or subject to any encumbrance, legal restraint or other legal process except to the extent any such deposits serve as collateral for any Loan.

         (u) ANTITAKEOVER PROVISIONS INAPPLICABLE. The Company and its Subsidiaries have taken all actions required to exempt the Company, the Company Bank, the Agreement and the Merger from any provisions of an antitakeover nature in their charters and bylaws and the provisions of any federal or state "antitakeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

         (v) MATERIAL INTERESTS OF CERTAIN PERSONS. No officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries. No such interest has been created or modified since the date of the last regulatory examination of the Company Bank.

         (w) INSURANCE. The Company and its Subsidiaries are presently insured, and since December 31, 1993, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the Company's management, such insurance coverage is adequate.

         (x) INVESTMENT SECURITIES. (i) Except for investments in Federal Home Loan Bank Stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course or business, none of the investments reflected in the investment report as of June 30, 1997 to the Company's or the Company Bank's Board of Directors, a copy of which is attached to the Disclosure Letter, and none of the investments made by it or any of its Subsidiaries since June 30, 1997, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                  (ii) Except as set forth in the Disclosure Letter, neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof.

         (y) REGISTRATION OBLIGATIONS. Neither the Company nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or the OTS Regulations.

         (z) INDEMNIFICATION. Except as provided in the Company's Employment Agreements or the articles of incorporation or charter, as applicable, or bylaws of the Company or any Subsidiary, neither the Company nor any Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and, except as set forth in the Disclosure Letter, to the best knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under the charter or bylaws of the Company or any Subsidiary of the Company, applicable law regulation or any indemnification agreement.

         (aa) BOOKS AND RECORDS. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

         (bb) CORPORATE DOCUMENTS. The Company has delivered to the Purchaser true and complete copies of its articles of incorporation and bylaws and the federal stock charter and bylaws of the Company Bank. The minute books of the Company and of each of its Subsidiaries constitute a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of the Company and each of its Subsidiaries.

         (cc) LIQUIDATION ACCOUNT. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the Liquidation Account of the Company Bank.

         (dd) DISCLOSURE. To the knowledge of the Company, all material facts relating to the business, results of operations, financial condition, properties, assets, liabilities (contingent or otherwise) and prospects of the Company have been disclosed to the Purchaser in, or in connection with, this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any certificate, annex, list, letter or other writing furnished to the Purchaser pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to the Merger and which is necessary to make the representations and warranties herein contained not misleading, has been withheld from, or has not been made available to, the Purchaser.

         SECTION 2.04 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Subject to Sections 2.01 and 2.02 the Purchaser represents and warrants to the Company that:

         (a) CORPORATE ORGANIZATION AND QUALIFICATION. (i) The Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Iowa. The Purchaser Bank is a savings bank duly incorporated, validly existing and in good standing under the laws of the United States of America. Each of the Purchaser and the Purchaser Bank is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it requires such qualification. The Purchaser and the Purchaser Bank each has the requisite corporate and other power and authority (including all federal, state, local and foreign government authorizations) to carry on its respective businesses as they are now being conducted and to own their respective properties and assets. The Purchaser owns all of the shares of capital stock of the Purchaser Bank.

                  (ii) MERGER SUB. Merger Sub will, at the Effective Time, be a corporation duly incorporated and validly existing under the laws of the State of Iowa. At the Effective Time, the Purchaser will have received all requisite approvals of government authorities to own, and the Purchaser will own, all of the outstanding capital stock of Merger Sub.

         (b) AUTHORITY. Each of the Purchaser and the Purchaser Bank has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Purchaser and the Purchaser Bank enforceable against the Purchaser and the Purchaser Bank in accordance with its terms.

         (c) NO VIOLATIONS. The execution, delivery and performance of this Agreement by the Purchaser or the Purchaser Bank do not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Purchaser or the Purchaser Bank or to which the Purchaser or the Purchaser Bank (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby,
(ii) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Purchaser or the charter or bylaws of the Purchaser Bank or
(iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Purchaser or the Purchaser Bank under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Purchaser or the Purchaser Bank is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.01(b). The Purchaser knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.01(b) should not be obtained without the imposition of any material conditions or restrictions.

         (d) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the HOLA, the Bank Merger Act, as amended, the FDIA, the rules and regulations of the OTS, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by the Purchaser of the Merger or the Bank Merger or the other transactions contemplated by this Merger Agreement. The Purchaser knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.04(d) should not be obtained without the imposition of any material condition or restriction.

         (e) ABSENCE OF CLAIMS. No litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against the Purchaser or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best of the Purchaser's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

         (f) ABSENCE OF REGULATORY ACTIONS. Excluding reports of examination by Regulatory Agencies, neither the Purchaser nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, nor has it been advised by any Governmental Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

         (g) ACCESS TO FUNDS. The Purchaser and the Purchaser Bank have, or on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

         (h) FEES. Other than the financial advisory services performed for the Purchaser by Charles Webb & Company, neither the Purchaser nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokage fees, commissions, or finder's fee, and no broker or finder has acted directly or indirectly for the purchase of any Subsidiary of the Purchaser, in connection with the Agreement or the transactions contemplated hereby. The Purchaser shall not be liable for any financial services advisory fees incurred by the Company.

                                   ARTICLE III

                           CONDUCT PENDING THE MERGER

         SECTION 3.01 CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE EFFECTIVE
                      TIME.

         (a) GENERAL. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of the Company, the Company Bank, the Purchaser or the Purchaser Bank to perform their covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of the Company, the Company Bank, the Purchaser or the Purchaser Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on the Company, except that any actions taken by the Company or the Company Bank pursuant to the written request of the Purchaser shall not be deemed to have a Material Adverse Effect on the Company.

         (b) FORBEARANCE BY THE COMPANY. Without limiting the covenants set forth in Section 3.01(a) hereof, during the period from the date of this Agreement to the Effective Time the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of the Purchaser, to:

                  (i) change any provisions of the articles of incorporation or bylaws of the Company, the federal stock charter or bylaws of the Company Bank or any similar governing documents of the Subsidiaries;

                  (ii) issue any shares of capital stock; issue, grant or sell any option warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or any Subsidiary of the Company; adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of the Company's capital stock or any securities or obligations convertible into or exchangeable for any shares of the Company's capital stock; PROVIDED, HOWEVER, that this Section 3.01(b)(ii) shall not prohibit any capital distribution in the form of a cash dividend paid by the Company Bank to the Company in accordance with all applicable law and regulation, including without limitation any such distribution made pursuant to
Section 4.13 hereof;

                  (iii) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets having a book value in excess of $20,000 to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of the Company, or cancel, release or assign any indebtedness of any such person, except (A) pursuant to contracts or agreements in force at the date of this Agreement and which have been described to Purchaser; or (B) with respect to the sale of OREO, the limitations in this Section 3.01(b)(iii) shall apply to properties having a book value in excess of $100,000;

                  (iv) except to the extent required by law or specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, except for general salary increases in the ordinary course of business consistent with past practice (other than employees who have employment agreements or change in control or retention agreements with the Company or the Company Bank) not to exceed 3.5% in the aggregate, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan (as defined in Section 2.03(n) with or for the benefit of any employee or director; voluntarily accelerate the vesting of any compensation or benefit; terminate or increase the costs to the Company or any Subsidiary of any Employee Plan; hire any employee with an annual compensation in excess of $20,000 or enter into any employment contract; increase the compensation of any employee or director or make any discretionary contributions to any Employee Plan.

                  (v) except as contemplated by Section 4.02, change its method of accounting as in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in writing by the Company's independent auditors;

                  (vi) other than U.S. government and U.S. government agency securities with final maturities not greater than three years purchased in the ordinary course of business consistent with past practice in individual amounts not to exceed $500,000, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

                  (vii) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum;

                  (viii) settle any claim, action or proceeding involving any liability of the Company or any of its Subsidiaries for money damages in excess of $10,000 or material restrictions upon the operations of the Company or any of its Subsidiaries;

                  (ix) except in the ordinary course of business and in amounts less than $10,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

                  (x) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) loans, advances or commitments made in accordance with underwriting guidelines and not in excess of loan limitations established by either the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation made in the ordinary course of business consistent with past practice and made in conformity with all applicable policies and procedures or (B) loans or advances as to which the Company has a legally binding obligation to make such loan or advances as of the date hereof and a description of which has been provided by the Company in writing to the Purchaser prior to the execution of this Agreement or (C) agricultural, commercial real estate or commercial business loans made in the ordinary course of business consistent with past practice and pursuant to the Company Bank's underwriting guidelines in existence as of the date hereof and, with respect to renegotiations, renewals, increases or extensions, in amounts not to exceed $100,000 or, with respect to new originations or purchases, in amounts not to exceed $250,000; PROVIDED, HOWEVER, that the Company may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on either no or limited verification of income or otherwise without full documentation customary for such a loan;

                  (xi) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to the Company;

                  (xii) incur any additional borrowings beyond those reflected in the financial statements included in the Company's or the Company Bank's Report for the quarter ended June 30, 1997, other than short-term Federal Home Loan Bank and Nationsbank, NA, Des Moines, Iowa borrowings consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of Company or any Subsidiary in effect at the date hereof. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

                  (xiii) make any capital expenditures in excess of $10,000 in the aggregate from the date of this Agreement until the Effective Date other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                  (xiv) fail to maintain all its properties in repair, order and condition no worse than on the date of this Agreement or fail to maintain insurance until the Effective Date upon all its properties and with respect to the conduct of its business in amount and kind as now in existence and, if not available at rates presently paid by it, in such amount and kind as would be appropriate in the exercise of good business judgment;

                  (xv) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of the Company prior to the date of this Agreement and disclosed in writing to the Purchaser;

                  (xvi) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to the Purchaser, make any real estate loans secured by undeveloped land or real estate located outside the State of Iowa and the State of Illinois.

                  (xvii) establish or make any commitment relating to the establishment of any new branch or other office facilities;

                  (xviii) organize, capitalize, lend to or otherwise invest in any Subsidiary, or invest in or acquire a 10% or greater equity or voting interest in any firm, corporation or business enterprise; or

                  (xix) elect to the Board of Directors of Company any person who is not a member of the Board of Directors of Company as of the date of this Agreement.

         The Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of the Company's compliance with this Section 3.01.

         SECTION 3.02 CONDUCT OF THE PURCHASER'S AND THE PURCHASER BANK'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the Purchaser shall not, and shall cause the Purchaser Bank and its other Subsidiaries not to, (i) take any action that would cause the representation in
Section 2.04(g) to fail to be true and accurate or that would materially affect the ability of the Purchaser and the Purchaser Bank to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or (ii) knowingly take any action, other than action consistent with acting in the ordinary course of business consistent with prudent banking practice, which would materially adversely affect or delay the ability of the Company, the Purchaser or the or the Purchaser Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby. Except as expressly provided in this Agreement, Merger Sub shall not conduct any business prior to the Effective Time.

         SECTION 3.03 COOPERATION. The Company shall cooperate with Purchaser, Purchaser Bank and Merger Sub in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that is reasonably likely to cause any of the representations or warranties of it that are set forth in Article II hereof not to be true and correct, or (ii) that is inconsistent with or prohibited by Section 3.01 or
Section 3.02.

                                   ARTICLE IV

                                    COVENANTS

         SECTION 4.01 ACQUISITION PROPOSALS. The Company agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of the Company or its Subsidiaries shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will notify the Purchaser immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company after the date hereof. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof, with whom the Company or its Subsidiaries, employees, agent or representatives have had any contact with respect to the activities described in clause (a) of such sentence within the preceding six months, of the obligations undertaken in this Section 4.01. The Company will promptly request each such person (other than the Purchaser) that has previously executed a confidentiality agreement in connection with its consideration of a business combination with the Company or any Subsidiary of the Company to return or destroy all confidential information previously furnished to such person by or on behalf of the Company or any of its Subsidiaries.

         SECTION 4.02 CERTAIN POLICIES OF THE COMPANY. (a) At the written request of the Purchaser, the Company shall, and shall cause the Company Bank to, modify and change its loan, litigation, real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all required federal depository institution regulatory approvals are received and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of the Purchaser; PROVIDED, that such policies and procedures are consistent with generally accepted accounting principles and all applicable laws and regulations.

         (b) The Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.02. The Purchaser hereby agrees to hold harmless, indemnify and defend the Company, its Subsidiaries and their respective directors, officers and employees for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 4.02.

         SECTION 4.03 EMPLOYEES AND DIRECTORS. (a) All persons who are employees of the Company Bank or Subsidiaries, immediately prior to the Effective Time (the "Company's Employees") shall, at the Effective Time, become employees of the Purchaser Bank; PROVIDED, HOWEVER, that in no event shall any of the Company's Employees be officers of the Purchaser Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of the Purchaser Bank. The Purchaser Bank shall not have any duty or obligation to continue to employ any of Company's Employees beyond the Effective Time; PROVIDED, HOWEVER, that the Purchaser Bank will use reasonable efforts under the circumstances to place or retain such persons after the Effective Time in positions for which they are qualified.

         (b) If it is not practical to enroll the Company's Employees as of the Effective Time in a particular employee benefit plan or program maintained by the Purchaser or the Purchaser Bank for the benefit of their employees (the "Purchaser Plans"), the Purchaser or the Purchaser Bank shall continue any comparable plan or program of the Company in effect immediately prior to the Effective Time (the "Company Plans") for a transition period. During the transition period, the Company's Employees shall participate in the Company Plans which are continued, and other employees of the Purchaser and the Purchaser Bank will participate only in the Purchaser Plans. At the end of the transition period, the Company's Employees will be eligible to participate in a uniform program of employee benefits applicable to all eligible employees of the Purchaser and the Purchaser Bank.

         (c) If the Company's Employees become eligible to participate in a life, health or medical, long-term disability or other insurance plan of the Purchaser or the Purchaser Bank, the Purchaser shall cause such plan to (A) waive any waiting periods, proof of insurability, pre-existing condition limitations for conditions covered under the applicable health or medical plan of the Company and to the extent of the coverage provided by the Company immediately prior to the Effective Time, and (B) honor any deductible, co-insurance and out-of-pocket expenses incurred by the Company's Employees and their beneficiaries under such plan for the portion of the calendar year preceding participation.

         (d) At the Effective Time, the Purchaser shall become the plan sponsor of each and every employee benefit plan, deferred compensation arrangement, stock option, bonus or incentive plan and other compensation and benefit plan maintained by the Company immediately prior to such time. The Company agrees to take or cause to be taken such actions as the Company or the Purchaser or the Purchaser Bank may reasonably request to give effect to such assumption.

         (e) The Purchaser and the Purchaser Bank shall assume the obligations of the Company and Company Bank, respectively, with respect to the employment agreement by and between the Company, the Company Bank and Doyle V. Ruble, effective as of September [ ] , 1997, and the consulting agreement by and between the Company, the Company Bank and Larry L. Wenzl, effective as of September [ ], 1997.

         SECTION 4.04 ACCESS AND INFORMATION. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the Purchaser and its representatives (including, without limitation, directors, officers and employees of the Purchaser and its affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the Purchaser may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this Section 4.04 shall affect or be deemed to modify any representation or warranty made herein. The Purchaser will not, and will cause its representatives not to, use any information obtained pursuant to this Section 4.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, the Purchaser will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.04 unless such information (i) was already known to the Purchaser or an affiliate of the Purchaser, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to the Purchaser or an affiliate of the Purchaser from other sources not known by such party to be bound by a confidentiality obligation or agreement, (iii) is disclosed with the prior written approval of the Company or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.

         SECTION 4.05 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. The Purchaser, the Purchaser Bank and the Company shall, and the Purchaser Bank shall cause Merger Sub and the Company shall cause Company Bank to, (a) within forty-five
(45) days after the date hereof make (or cause to be made) any filings and applications and provide any notices, required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby (including the Bank Merger), (b) cooperate with one another
(i) in promptly determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation or under any relevant agreement or other document and (ii) in promptly making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

         SECTION 4.06 ANTITAKEOVER PROVISIONS. The Company and its Subsidiaries shall take all steps (i) to exempt or continue to exempt the Company, the Agreement and the Merger from any provisions of an antitakeover nature in the Company's or its Subsidiaries' charters and bylaws and the provisions of any federal or state antitakeover laws, and (ii) upon the request of the Purchaser, to assist in any challenge by the Purchaser to the applicability to the Agreement or the Merger of any state antitakeover law.

         SECTION 4.07 ADDITIONAL AGREEMENTS. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         SECTION 4.08 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter the Company and the Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the acquisition contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

         SECTION 4.09 STOCKHOLDERS' MEETING/ACTION BY WRITTEN CONSENT. The Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and bylaws, to convene a meeting of the holders of Company Common Stock (the "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement, no later than December 31, 1997. In lieu of the Stockholder Meeting, the Company may, consistent with Iowa law and its articles of incorporation and bylaws, cause to be executed by the requisite number of the Company's stockholders a written consent for the purpose of approving and adopting this Agreement. The board of directors of the Company shall (a) recommend that the holders of the Company Common Stock vote in favor of and approve the Merger and adopt this Agreement, and (b) use its best efforts to solicit such approvals.

         SECTION 4.10 PROXY/INFORMATION STATEMENT. As soon as practicable after the date hereof, the Company shall prepare a proxy or information statement, which shall be acceptable to counsel to the Purchaser, to take stockholder action on the Merger and this Agreement (the "Proxy/Information Statement"), and promptly mail the Proxy/Information Statement to all holders of record (as of the applicable record date) of shares of Company Common Stock. The Company represents and covenants that the Proxy/Information Statement and any amendment or supplement thereto, at the date of mailing to stockholders of the Company and the date of the Stockholder

Meeting or execution of a written consent, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser and the Company shall cooperate with each other in the preparation of the Proxy/Information Statement.

         SECTION 4.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of the Company and its Subsidiaries taken as a whole to which the Company or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of the Company, the Purchaser and the Purchaser Bank shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         SECTION 4.12 ADVISORY BOARD. The Purchaser agrees, promptly following the Effective Time, to cause Mr. Donald A. Dusen and Mr. Joseph F. Skerik III, if they are willing to serve, to be elected or appointed as members of a newly formed advisory board, the function of which shall be to advise the Purchaser and its Subsidiaries on deposit and lending activities in the Company's former market area and to maintain and develop customer relationships and to otherwise preserve and enhance the Company's franchise; PROVIDED, HOWEVER, that the Purchaser may request the resignation of any member of the advisory board, and such member promptly shall so resign, if the Purchaser reasonably determines that such member has a conflict of interest that compromises such member's ability to effectively serve as a member of the advisory board or for any other reason that otherwise would allow for renewal of such person as a director of the Purchaser if such person was a member of the Purchaser's board of directors. The advisory board shall meet once every calendar quarter and terminate on the first anniversary of the Effective Date unless re-appointed by the Purchaser's board of directors. The members of the advisory board shall receive an initial retainer fee of $2,000 payable at the first quarterly meeting of the advisory board and a meeting fee of $450 per meeting attended payable at such meeting.

         SECTION 4.13 PLEDGED SECURITIES. Not later than sixty (60) days from the date hereof, the Company shall secure the release of any pledges, liens, claims, encumbrances or restrictions existing on the capital stock of the Company, including the return of any certificates representing any capital stock so encumbered, the Company Bank or any of the Company's Subsidiaries, including without limitation, the Company's pledge of the common stock of the Company Bank to LaSalle National Bank. In order to secure the release of any such pledges, and only for such purpose, the Company Bank may make a capital distribution in the form of a cash dividend to the Company in an amount up to $525,000.00, which the Company shall then pay to LaSalle National Bank, and, in so doing, the Company Bank shall first obtain all requisite approvals, consents and waivers from, and file all requisite notices with, all applicable governmental authorities.


                                    ARTICLE V

                            CONDITION TO CONSUMMATION

         SECTION 5.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of the following conditions, none of which may be waived:

         (a) this Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the Company's stockholders in accordance with applicable law;

         (b) all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other permits, consents, waivers, clearances, approvals, authorizations of and filings with regulatory or governmental bodies and any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made. None of the approvals or waivers referred to herein shall contain any term or condition which (i) is unduly burdensome to the Purchaser, (ii) materially reduces or impairs the value of the Company and its Subsidiaries, taken as a whole, to the Purchaser or (iii) would have a Material Adverse Effect on (x) the Company and its Subsidiaries taken as a whole or (y) the Purchaser and its Subsidiaries taken as a whole;

         (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall have been instituted after the date of this Agreement relating to the transactions contemplated by this Agreement, and no judgment, order or decree of any court shall be in effect, and no statute or rule, and no applicable order or regulation of any governmental agency shall be in effect that, in the reasonable opinion of Purchaser, materially reduces or impairs the value of the Company and its Subsidiaries to the Purchaser or its stockholders; and

         (d) no statute, rule, regulation, order injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transaction contemplated by this Agreement.

         SECTION 5.02 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER UNDER THIS AGREEMENT. The obligations of the Purchaser to effect the Merger shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Purchaser:

         (a) each of the obligations of the Company required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). The Purchaser shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of the Company;

         (b) the Purchaser shall have received certificates (such certificates to be dated as of a day as close as practicable to the date of the Closing) from appropriate authorities as to the corporate existence of the Company and the Company Bank;

         (c) the Purchaser shall have received an opinion of Thacher Proffitt & Wood, counsel to the Purchaser, in form and substance reasonably satisfactory to the Purchaser substantially to the effect that:

                  (i) For Federal income tax purposes, the Merger will be treated as a purchase by the Purchaser of all the outstanding shares of Company Common Stock held by stockholders of the Company (except Dissenters' shares); the purchase of shares of Company Common Stock by the Purchaser will be treated as a "qualified stock purchase" within the meaning of Section 338(d) (3) of the Code;

                  (ii) none of the Purchaser, Merger Sub, Company or the Company Bank will recognize gain or loss as a result of the Purchaser's purchase of shares of Company Common Stock from the stockholders of the Company;

                  (iii) Neither the Company Bank nor the Company will recognize gain or loss as a result of the Bank Merger; and

                  (iv) Neither the Merger nor the Bank Merger shall cause the Company Bank to restore to gross income any of its bad debt reserves previously deducted pursuant to Section 593 of the Code;

         (d) the Company shall have caused to be delivered to the Purchaser an opinion, dated the date of the Closing, from the law firm of Nyemaster, Goode, Voights, West, Hansell & O'Brien, P.C. counsel to the Company, concerning such matters as are customarily covered in transactions of the type contemplated hereby; and

         (e) the Company shall have furnished the Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as the Purchaser may reasonably request.

         SECTION 5.03 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company:

         (a) the obligations of each of the Purchaser and the Purchaser Bank, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of the Purchaser and the Purchaser Bank, contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). The Company shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of the Purchaser; and

         (b) the Purchaser and the Purchaser Bank shall have furnished the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section
5.03 as the Company may reasonably request.

                                   ARTICLE VI

                                   TERMINATION

         SECTION 6.01 TERMINATION. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the stockholders of the Company and the Purchaser:

         (a) by the mutual consent of the Purchaser and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

         (b) by the Purchaser or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the stockholders of the Company to approve the Agreement either at its meeting called to consider such approval or by written consent; PROVIDED, HOWEVER, that the Company shall only be entitled to terminate the

Agreement pursuant to this clause (i) if it has complied with its obligations under Sections 4.09 and 4.10, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein or occurrence of any event which causes a representation or warranty to become untrue which is not cured or not curable within 10 business days after written notice of such breach is given to the party committing such breach by the other party.

         (c) by the Purchaser or the Company by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

         (d) by the Purchaser or the Company, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by April 1, 1998, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

         (e) by the Purchaser by written notice to the Company in the event that the Purchaser reasonably determines that there has occurred an event, condition, change or occurrence which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on the Company.

         SECTION 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either the Purchaser or the Company, as provided above, this Agreement shall thereafter become void and, subject to the provisions of Section 8.02, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement; PROVIDED, HOWEVER, that:

         (a) in recognition of the efforts, expenses and other opportunities foregone by the Purchaser while structuring the Merger, the parties agree that the Company shall pay to the Purchaser the termination fee of Two Hundred Thousand and 00/100 Dollars ($200,000.00) in cash on demand after termination of this Agreement in accordance with Section 6.01 if the holders of shares of Company Common Stock shall not have approved the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement or the Company's Board of Directors shall have withdrawn or modified in a manner adverse to the Purchaser the recommendation of the Company's Board of Directors with respect to the Agreement and the holders of shares of Company Common Stock otherwise shall not have approved the Agreement by written consent in accordance with Iowa law; and

         (b) in recognition of the efforts, expenses and other opportunities foregone by the Company while structuring the Merger, the parties agree that the Purchaser shall pay to the Company the termination fee of One Hundred Thousand and 00/100 Dollars ($100,000.00) in cash on demand after termination of this Agreement in accordance with Section 6.01 due to the affirmative denial of the applicable bank regulatory agencies to approve the Merger for reasons related to the Purchaser or the Purchaser Bank.

                                   ARTICLE VII

                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

         SECTION 7.01 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the provisions of Article V and VI, the closing of the transactions contemplated hereby shall take place at the offices of the Purchaser located in 825 Central Avenue, Fort Dodge, Iowa, on such date (the "Closing
Date")
and such time as the Purchaser reasonably selects no later than 10 business days after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, and in any event upon five business days prior written notice to the Company. On the Closing Date, the Purchaser and the Company shall execute articles of merger in accordance with all appropriate legal requirements and shall immediately thereafter be filed as required by the IBCA, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such certificate of merger which date is mutually satisfactory to the Company and the Purchaser. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be as set forth in such certificate of merger.

         SECTION 7.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to the Purchaser and the Company the documents and instruments required to be delivered under
Article V.

                                  ARTICLE VIII

                                  OTHER MATTERS

         SECTION 8.01 CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms shall have the meanings indicated:

         "material" means material to the Purchaser or the Company (as the case may be) and its respective subsidiaries, taken as a whole.

         "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

         When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to any other gender.

         SECTION 8.02 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.04 and Section 8.06 shall survive such termination.

         SECTION 8.03 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the stockholders of the Company, no amendment may be made that would contravene any provision of the IBCA or the rules and regulations of the OTS.

         SECTION 8.04 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         SECTION 8.05 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Iowa, without regard to conflicts of laws principles.

         SECTION 8.06 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         SECTION 8.07 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

         If to the Company, to:

                  Donald E. Holder
                  Holder & Associates
                  2546 West Lincoln Way
                  Ames, Iowa 50014
                  Telephone:   (515) 292-0524
                  Facsimile:   (515) 292-0704

                  With copies to:

                  Don Muyskens, Esq.
                  Nyemaster, Goode, Voigts,
                    West, Hansell & O'Brien
                  700 Walnut Street, Suite 1600
                  Des Moines, IA 50309
                  Telephone:   (515) 283-3100
                  Facsimile:   (515) 283-8018

         If to the Purchaser, Purchaser Bank or Merger Sub, to:

                  David M. Bradley
                  North Central Bancshares, Inc.
                  825 Central Avenue
                  P.O. Box 1237
                  Fort Dodge, Iowa 50501
                  Telephone:   (515) 576-7531
                  Facsimile:   (515) 576-2144

                  With copies to:

                  Robert C. Azarow, Esq.
                  Thacher Proffitt & Wood
                  Two World Trade Center
                  New York, New York 10048
                  Telephone:   (212) 912-7815
                  Facsimile:   (212) 432-7715

         SECTION 8.08 ENTIRE AGREEMENT; ETC. This Agreement, together with the Disclosure Letter and the Plan of Merger, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.09 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

                                      -41-
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                   NORTH CENTRAL BANCSHARES, INC.


                                   By: /s/ David M. Bradley
                                       -----------------------------------
                                   Chairman, President & CEO


                                   FIRST FEDERAL SAVINGS BANK OF FORT DODGE


                                   By: /s/ David M. Bradley
                                       -----------------------------------
                                   Chairman, President & CEO


                                   VALLEY FINANCIAL CORP.


                                   By: /s/ Larry L. Wenzl
                                       -----------------------------------
                                   Chairman